EXHIBIT 21
             INTERNATIONAL GAME TECHNOLOGY SUBSIDIARIES


NAME                                           JURISDICTION OF INCORPORATION
(wholly-owned subsidiaries)

International Game Technology                  Nevada
IGT                                            Nevada
I.G.T. (Australia) Pty. Limited                New South Wales, Australia
International Game Technology (NZ) Ltd.        Wellington, New Zeland
IGT-Europe B.V. The Netherlands
I.G.T. - Argentina S.A.                        Argentina
IGT Japan, K.K. Japan
IGT - Iceland Ltd.                             Iceland
IGT do Brasil Ltda.                            Brazil
International Game Technology - Africa
    (Proprietary) Limited                      Johannesburg, South Africa
International Game Technology S.R. Ltda.       Peru
IGT-UK Limited  England & Wales

Affiliates:  (50% owned)

Spin for Cash Joint Ventures and Master
    License Agreement                          Nevada